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Exhibit 10.8
                              MOORE MEDICAL CORP.
             2001-2002 CHANGE OF CONTROL AND POSITION PAYMENT PLAN


1.  Purpose
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     The plan is designed to offer an incentive to participants to continue in the Company's employ by providing for severance payments if they should be affected by a "change in position" as a result of a "Change of Control."

2.  Eligibility
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     The participants under this plan are the key employees of the Company entitled to participate pursuant to their employment agreements with the Company or otherwise selected as participants by the Compensation Committee of the Board of Directors or the Board of Directors of the Company.

3.  Severance Payment Conditions
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     (a)  Severance will be payable to a participant only if there is a "Change of Control" on or before December 31, 2002, followed within twelve months by the participant's "change in position."

     (b)  A "Change of Control" is:
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               (i)   any merger or consolidation of the Company into or with
          another corporation (other than a subsidiary of the Company) or entity, whether the acquirer is privately-held or publicly traded, unless, immediately thereafter, the holders of common stock of the Company immediately prior thereto hold more than 50% of the voting capital stock of such other corporation or the voting equity interests of such entity, or

               (ii) the acquisition by another person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), whether the acquirer is privately-held or publicly traded, of beneficial ownership (as defined in Rule 13d-3 under said Act) of 50% or more of the common stock of the Company, or

               (iii) the sale by the Company of substantially all of its assets, whether the acquirer is privately-held or publicly traded, unless, immediately after such sale, the holders of common stock of the Company immediately prior thereto hold more than 50% of the voting capital stock of the acquiring corporation or, if the acquiring person or entity is not a corporation, more than 50% of the voting equity interests of such acquiring person or entity; or

               (iv)  the election or removal of directors constituting a
           majority of the directors of the Company
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                    (x) as a result of a solicitation subject to Rule 14a-11 (or successor Rule) under the Securities Exchange Act of 1934 relating to the election or removal of directors, or


                    (y) other than a result of the action of directors a
               majority to whom consist of Continuing Directors;

                    (z) for purposes hereof, a "Continuing Director" means a
                     director

                         (i) for whose election the Company solicited proxies pursuant to a proxy statement under Regulation 14A of said Act, or

                         (ii) who was elected by action of the directors a majority of whom were elected as described in clause (i) hereof, or

                         (iii) who was elected by action of directors a majority
                    of whom were elected as described in clause (i) and/or clause (ii) hereof.

     (c)   A participant's "Change of Position" is
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               (i) the termination of his or her employment by the Company
          (other than by reason of death, disability, or a material breach by the participant of his or her duties as an employee of the Company), or

               (ii) a substantial change in his or her duties. A participant will be considered to have had a substantial change in his or her duties only if:

                    (x) the duties of the participant are changed to

                         (i) primarily consist of new duties not based upon his
                    or her training or experience, or

                         (ii) include substantial duties performed immediately
                    prior to the Change of Control by employees of the Company previously subordinate to the participant, or

                    (y) the principal place of employment by the Company of the participant is changed to a location both more than travel 75 miles from his or her residence and more; and

                    (z) within 90 days after the occurrence of any of the events referred to in clause (x) or (y) of Section 3(c)(ii) hereof, he or she terminates his or her employment by the Company.
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4.  Severance Amount; Etc.
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     Each participant's severance amount will be an amount equal to the percentage of the sum of participant's annualized W-2 gross salary plus pro rata bonus, but not including Company-401(k) contribution, car allowance, or other Company provided benefits. Said percentage will be in accordance with the participant's employment agreement with the Company and otherwise as determined by the Executive or Compensation Committee when it designates an employee as a participant. For purposes hereof, the term "pro rata bonus" means the amount of any bonus that the participant would have been entitled to as of the end of the year of his termination pursuant to Section 3(c)(i) or 3(c)(ii)(z) hereof, assuming annualization of the Company's operating performance (as reported its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission), multiplied by a fraction the numerator of which is the number of calendar days elapsed during the year of termination to the date of termination and the denominator of which is 365. All participations under this plan shall terminate on December 31, 2002, when this plan terminates, unless the Compensation Committee provides for an earlier participation termination date when it designates an employee as a participant. An employee's participation will also terminate in the event of a material breach of his or her duties to the Company. Payment of severance amounts will be made within 45 days after the quarter-end during which the two conditions described in paragraph 3(a), above, occur. In no event shall the amount payable under this paragraph exceed an amount which would (when aggregated with any other amounts which would be subject to the Section 280G or Section 162(m) provisions hereinafter referred
to) result in any part of a payment otherwise to be made under this paragraph constituting a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or a payment which, pursuant to Section 162(m) of said Code, would not be deductible by the Company as compensation for federal income tax purposes.

5.  Administration; Determinations
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     The plan will be administered by the Board's Compensation Committee. All interpretations and implementations of the plan by the Committee not expressly inconsistent with the plan will be final and binding on the Company and all participants. Neither this plan nor any participant's rights or Company obligations thereunder can be changed orally.